NEWS RELEASE

LUMENTUM PROMOTES KEY EXECUTIVES -- JASON REINHARDT AND VINCE RETORT --
TO TOP LEADERSHIP ROLES

Milpitas, Calif., February 16, 2016 – Lumentum Holdings Inc. (“Lumentum”) today announced the promotion of two senior executives to new leadership positions. Jason Reinhardt has been promoted to Executive Vice President, Global Sales and Product Line Management, and Vince Retort has been promoted to Executive Vice President and Chief Operating Officer. Mr. Reinhardt and Mr. Retort will continue to report to Alan Lowe, Lumentum’s president and CEO.

“As I highlighted on our second quarter earnings call, we recently made some organizational changes to streamline Lumentum for growth,” said Alan Lowe, president and CEO. “Jason and Vince are both highly seasoned executives and will bring tremendous skill and energy to their new roles.”

In his expanded role, Mr. Reinhardt will direct both the global sales and product line management teams. His focus will be to establish even deeper partnerships with customers while understanding and anticipating their future needs, and mapping a path to enable them to win in the marketplace.

Mr. Retort, in his new role, will lead the research & development and operations functions. He will focus on synergies and efficiencies that drive faster time-to-market and time-to-volume, and will further align Lumentum’s product development and manufacturing processes to meet customers’ needs.

About Lumentum

Lumentum (NASDAQ: LITE) is a market-leading manufacturer of innovative optical and photonic products enabling optical networking and commercial laser customers worldwide. Lumentum’s optical components and subsystems are part of virtually every type of telecom, enterprise, and data center network. Lumentum’s commercial lasers enable advanced manufacturing techniques and diverse applications including next-generation 3D sensing capabilities. Lumentum is headquartered in Milpitas, California with R&D, manufacturing, and sales offices worldwide. For more information, visit www.lumentum.com.

Contact
Investors:    Chris Coldren, 408-404-0606; investor.relations@lumentum.com
Media:        Greg Kaufman, 408-546-4235; media@lumentum.com